Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Reports Third Quarter 2013 Financial Results

Top line grows 9 percent; Positioned for growth and profitability
CORAL GABLES, FL. - October 29, 2013 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the quarter ended September 27, 2013. The Company reported earnings per diluted share of $0.11 for the third quarter of 2013, compared with earnings per diluted share of $0.40 in the third quarter of 2012. Excluding asset impairment and other charges, earnings per diluted share were $0.09 in the third quarter of 2013, compared with $0.45 in the third quarter of 2012.
"We are pleased to report that our strong top line growth and forward momentum continued in the third quarter of 2013, in what is traditionally our most challenging quarter,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “During the quarter, we made impressive strides in increasing our global customer relationships. We experienced growth in all major markets as we strove to capitalize on our position as a leader in the global produce industry. However, our progress was limited by an industry-wide oversupply of bananas, increases in logistic and fruit costs, as well as unfavorable year-over-year exchange rates. We remain committed to our strategy of extending our reach into value-added products and distribution channels that bring our convenient and healthy products closer to consumers and seeking attractive opportunities in emerging markets that we view as engines of growth. We are well positioned and our focus remains on steady growth and profitability."
Net sales for the third quarter of 2013 were $861.1 million, compared with $788.8 million in the prior year period. The increase in net sales for the quarter was the result of increased selling prices in the Company's banana and other fresh produce business segments and higher sales volume in all of the Company's business segments, partially offset by lower net sales in the Company's prepared food business segment and unfavorable exchange rates.
Gross profit for the third quarter of 2013 was $53.0 million, compared with $74.4 million in the third quarter of 2012, excluding other charges, gross profit was $75.2 million in the third quarter of 2012. Gross profit for the quarter was negatively impacted by higher costs and unfavorable foreign exchange rates.
Operating income for the third quarter of 2013 was $7.4 million, compared with $28.2 million in the prior year period. Excluding asset impairment and other charges, the Company had operating income of $6.5 million in the third quarter of 2013, compared with operating income of $31.1 million in the third quarter of 2012. The decrease in operating income was primarily due to lower gross profit.
Net income for the third quarter of 2013 was $6.4 million, compared with $23.5 million in the third quarter of 2012. Excluding asset impairment and other charges, the Company had net income of $5.5 million in the third quarter of 2013, compared with net income of $26.4 million in the third quarter of 2012.

- more -

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Nine months ended

Income Statement:	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
Net sales	$861.1	$788.8	$2,803.8	$2,644.3
Cost of products sold	808.1	713.6	2,546.3	2,340.3
Other charges (1)	—	0.8	—	0.8
Gross profit	53.0	74.4	257.5	303.2

Selling, general and administrative expenses	46.3	46.2	134.6	137.2
Loss (gain) on disposal of property, plant and equipment	0.2	(2.1)	(0.3)	(0.7)
Asset impairment and other charges (credits), net (2)	(0.9)	2.1	11.1	3.2
Operating income	7.4	28.2	112.1	163.5

Interest expense (income), net	0.2	(0.2)	1.5	1.7
Other expense (income), net (3)	0.2	3.3	(15.7)	5.9

Income before income taxes	7.0	25.1	126.3	155.9

Provision for income taxes	1.6	0.2	17.1	9.7
Net income	$5.4	$24.9	$109.2	$146.2

Less: Net income attributable to noncontrolling interests	(1.0)	1.4	(0.3)	3.0
Net income attributable to Fresh Del Monte Produce Inc.	$6.4	$23.5	$109.5	$143.2

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$0.11	$0.40	$1.94	$2.47

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$0.11	$0.40	$1.92	$2.47

Dividends declared per ordinary share	$0.125	$0.10	$0.375	$0.30

Weighted average number of ordinary shares:
Basic	55,737,224	58,042,379	56,521,941	57,917,831
Diluted	56,079,606	58,235,794	56,887,004	58,043,535

Selected Income Statement Data:
Depreciation and amortization	$17.3	$17.0	$52.0	$52.1

Non-GAAP Measures (per share):
Reported net income - Diluted	$0.11	$0.40	$1.92	$2.47
Other charges (1)	—	0.01	—	0.01
Asset impairment and other charges, net (2)	(0.02)	0.04	0.20	0.06
Favorable settlement of litigation (3)	—	—	(0.29)	—
Adjusted net income - Diluted (4)	$0.09	$0.45	$1.83	$2.54

(1)	Other charges for the quarter and nine months ended September 28, 2012 related primarily to inventory write-offs and plantation clean up costs due to flooding in Costa Rica.

(2)
Asset impairment and other charges (credits), net, for the quarter ended September 27, 2013 principally includes gain on sale of assets previously impaired in 2012 related to an under-utilized facility in the United Kingdom, asset impairments related to the closure of an underutilized distribution center in Germany, asset impairments for underperforming assets in the Philippines and exit activity charges related to under-utilized distribution centers in Poland. The nine months ended September 27, 2013 also includes asset impairment charges principally related to previously announced exit activities in Brazil, asset impairments related to underperforming assets in Costa Rica and charges related to the closure of an under-utilized distribution center in Germany. Asset impairment and other charges, net, for the quarter and nine months ended September 28, 2012 related principally to flooding in Costa Rica, an under-utilized facility in the United Kingdom and other costs in Hawaii. In addition, for the nine months ended September 28, 2012, asset impairment and other charges, net, also included a gain on sale of assets previously impaired in 2011 as a result of the melon program rationalization in Central America.

(3)	Favorable judgment awarded in litigation for the nine months ended September 27, 2013 for $16.6 million.

(4)
Management reviews adjusted net income, adjusted net income per share and adjusted gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

- more -

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 27, 2013				September 28, 2012
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$402.3	47%	$1.3	3%	$359.8	46%	$12.0	16%
Other Fresh Produce	366.1	42%	41.0	77%	335.2	42%	50.8	68%
Prepared Food	92.7	11%	10.7	20%	93.8	12%	11.6	16%
	$861.1	100%	$53.0	100%	$788.8	100%	$74.4	100%

	Nine months ended
	September 27, 2013				September 28, 2012

	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$1,265.3	45%	$66.5	26%	$1,182.2	45%	$88.4	29%
Other Fresh Produce	1,278.1	46%	162.3	63%	1,210.1	45%	177.0	58%
Prepared Food	260.4	9%	28.7	11%	252.0	10%	37.8	13%
	$2,803.8	100%	$257.5	100%	$2,644.3	100%	$303.2	100%

	Quarter ended				Nine months ended
Net Sales by Geographic Region:	September 27, 2013		September 28, 2012		September 27, 2013		September 28, 2012

North America	$459.2	53%	$420.2	53%	$1,516.1	54%	$1,413.9	53%
Europe	163.2	19%	145.5	19%	549.3	20%	546.0	21%
Middle East	132.4	16%	105.6	13%	376.8	13%	287.4	11%
Asia	95.9	11%	91.2	12%	322.6	12%	332.8	13%
Other	10.4	1%	26.3	3%	39.0	1%	64.2	2%
	$861.1	100%	$788.8	100%	$2,803.8	100%	$2,644.3	100%

- more -

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	September 27, 2013	December 28, 2012

Assets
Current assets:
Cash and cash equivalents	$30.6	$39.9
Trade accounts receivable, net	317.6	296.1
Other accounts receivable, net	59.5	58.4
Inventories, net	494.9	482.8
Other current assets	51.0	48.8
Total current assets	953.6	926.0

Investment in and advances to unconsolidated companies	2.1	2.0
Property, plant and equipment, net	1,046.0	1,024.6
Goodwill	405.4	405.6
Other noncurrent assets	173.4	175.2
Total assets	$2,580.5	$2,533.4

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$347.9	$333.5
Current portion of long-term debt and capital lease obligations	3.9	2.7
Other current liabilities	30.9	26.3
Total current liabilities	382.7	362.5

Long-term debt and capital lease obligations	95.8	123.5
Other noncurrent liabilities	214.3	216.0
Total liabilities	692.8	702.0

Total Fresh Del Monte Produce Inc. shareholders' equity	1,849.6	1,795.7
Noncontrolling interests	38.1	35.7
Total shareholders' equity	1,887.7	1,831.4
Total liabilities and shareholders' equity	$2,580.5	$2,533.4

Selected Balance Sheet Data:
Working capital	$570.9	$563.5
Total debt	$99.7	$126.2

- more -

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Nine months ended
	September 27, 2013	September 28, 2012
Operating activities:
Net income	$109.2	$146.2
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	52.0	52.1
Amortization of debt issuance costs	0.3	1.0
Asset impairment, net	10.3	2.1
Gain on sale of securities	(2.3)	—
Gain on sales of property, plant and equipment	(0.3)	(2.6)
Foreign currency translation adjustment	(0.1)	2.6
Other changes	11.3	(2.4)
Changes in operating assets and liabilities:
Receivables, net	(23.6)	20.0
Inventories, net	(13.3)	4.7
Other current assets	(10.2)	(7.1)
Accounts payable and accrued expenses	27.6	9.6
Other noncurrent assets and liabilities	(3.6)	3.3
Net cash provided by operating activities	157.3	229.5

Investing activities:
Capital expenditures	(89.9)	(62.5)
Proceeds from sales of property, plant and equipment	8.9	8.8
Proceeds from sale of unconsolidated subsidiary	—	0.2
Purchases of available-for-sale investments	—	(11.0)
Proceeds from sale of securities available-for-sale	7.8	—
Net cash used in investing activities	(73.2)	(64.5)

Financing activities:
Net payments on long-term debt	(26.1)	(187.2)
Contributions from noncontrolling interests	3.6	7.0
Proceeds from stock options exercised	41.1	6.6
Excess tax benefit from stock-based compensation	—	3.8
Dividends paid	(21.2)	(17.4)
Repurchase of shares	(93.2)	—
Net cash used in financing activities	(95.8)	(187.2)

Effect of exchange rate changes on cash	2.4	(0.1)

Net decrease in cash and cash equivalents	(9.3)	(22.3)
Cash and cash equivalents, beginning	39.9	46.9
Cash and cash equivalents, ending	$30.6	$24.6

- more -

Fresh Del Monte Produce Inc.

Third Quarter 2013 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the quarter increased 12% to $402.3 million, compared with $359.8 million in the third quarter of 2012. Worldwide pricing increased $1.09, or 8%, to $14.30 per unit, compared with $13.21 per unit in the third quarter of 2012. Volume was 3% higher. Gross profit for the quarter was $1.3 million, compared with $12.0 million in the third quarter of 2012. Unit costs were 12% higher than the prior year period.
Other Fresh Produce
Net sales for the quarter increased 9% to $366.1 million, compared with $335.2 million in the third quarter of 2012. The increase in net sales was primarily the result of higher sales in the Company's tomato, melon, non-tropical and fresh-cut product lines, partially offset by lower sales volume in the Company's pineapple product line. Gross profit for the quarter was $41.0 million, compared with gross profit of $50.8 million in the prior year period.

Gold pineapple - Net sales decreased 7% to $114.9 million. Volume decreased 10%. Pricing increased 3%. Unit cost was 3% higher.
Fresh-cut - Net sales increased 7% to $105.5 million. Volume increased 8%. Pricing was in line with the prior year period. Unit cost was 5% higher.
Melon - Net sales increased 37% to $9.8 million. Volume increased 4%. Pricing increased 32%. Unit cost was 20% higher.
Non-tropical - Net sales increased 35% to $81.5 million. Volume increased 25%. Pricing increased 7%. Unit cost was 17% higher.
Tomato - Net sales increased 39% to $22.1 million. Volume increased 20%. Pricing increased 16%. Unit cost was 14% higher.
Prepared Food
Net sales for the quarter decreased 1% to $92.7 million, compared with $93.8 million in the third quarter of 2012, primarily due to lower sales volume in the Company's poultry product line, partially offset by higher sales volume in the Company's canned deciduous fruit product line. Gross profit for the quarter was $10.7 million, compared with $11.6 million in the third quarter of 2012.
Cash Flows
Net cash provided by operating activities for the first nine months of 2013 was $157.3 million, compared with $229.5 million in the same period of 2012.
Total Debt
Total debt decreased from $126.2 million at the end of 2012 to $99.7 million at the end of the third quarter of 2013.

- more -

Fresh Del Monte Produce Inc.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the third quarter 2013 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending legal and environmental proceedings, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 28, 2012 along with other reports that the Company has on file with the Securities and Exchange Commission.

# # #